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                              CINET, INC.
              STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                              (UNAUDITED)


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                                      Three months ended             Six months ended
                                           June 30,                       June 30,
                                 ---------------------------    ----------------------------
                                      1996           1995            1996           1995
                                 -------------  -------------    -------------  -------------

Net loss                         $(4,320,477)   $(2,841,283)     $(8,019,000)   $(3,643,251)
                                 -----------    -----------      -----------    -----------
                                 -----------    -----------      -----------    -----------
Weighted average shares
 outstanding during the period:
   Preferred                       5,707,204      5,707,204        5,707,204      5,707,204
   Common                          2,700,000      2,700,000        2,700,000      2,700,000

Shares issued and stock option
 and warrants granted in
 accordance with SAB No.83           808,841        808,841          808,841        808,841
                                 -----------    -----------      -----------    -----------
Shares used in calculating
 per share data                    9,216,045      9,216,045        9,216,045      9,216,045
                                 -----------    -----------      -----------    -----------
                                 -----------    -----------      -----------    -----------
Net loss per share               $     (0.47)   $     (0.31)     $     (0.87)   $     (0.40)
                                 -----------    -----------      -----------    -----------
                                 -----------    -----------      -----------    -----------

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